Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

DECEMBER 7, 2011 UNLESS THE OFFER IS EXTENDED.

November 8, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Purchaser”), to act as information agent in connection with its offer to purchase for cash up to 6,442,105 shares of common stock, par value $1.00 per share (the “Crescent NC Shares”), of Crescent Financial Corporation, a North Carolina corporation (“Crescent NC”), for $4.75 net per share in cash, without interest and less applicable withholding taxes. The tender offer will be conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 8, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). After commencement of the Offer and prior to its expiration, Crescent NC will reincorporate as a Delaware corporation (the “Reincorporation”) through a merger of Crescent NC with and into a newly formed Delaware corporation organized as a subsidiary of Crescent NC, with the newly formed Delaware corporation as the surviving corporation continuing the business of Crescent NC under the name Crescent Financial Bancshares, Inc. (“Crescent DE”). As a result of the Reincorporation, the Crescent NC Shares will automatically be converted into shares of common stock, par value $0.001 per share (the “Crescent DE Shares”), of Crescent Financial Bancshares, Inc. References to “Shares” mean the Crescent NC Shares prior to the completion of the Reincorporation and the Crescent DE Shares after the completion of the Reincorporation, and references to “Crescent Financial” refer to Crescent NC prior to completion of the Reincorporation and Crescent DE thereafter.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 14 (“CONDITIONS OF THE OFFER”) OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2011, UNLESS THE OFFER IS EXTENDED.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated November 8, 2011;

2.	Letter of Transmittal for use in accepting the Offer and tendering Shares;

3.	A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.	Notice of guaranteed delivery with respect to Shares; and

5.	IRS Form W-9 together with accompanying instructions.

Purchaser will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the Offer other than fees paid to the Depositary and the Information Agent, as described in the Offer to Purchase. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed materials to your clients.

In all cases, payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a timely book-entry confirmation respecting such Shares into the Depositary’s account at the “book-entry transfer facility” (as defined in the offer to purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an “agent’s message” (as defined in the Offer to Purchase and the Letter of Transmittal) in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of or amendment to the Offer or any delay in making payment for the Shares.

Questions and requests for assistance or for additional copies of the enclosed materials may be addressed to the Information Agent, Innisfree M&A Incorporated, at the address and telephone number set forth on the last page of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PIEDMONT COMMUNITY BANK HOLDINGS, INC., THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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